Exhibit 99.1

Silexion Therapeutics Releases CEO Letter to Shareholders Highlighting 2025’s Significant
Achievements and Outlining Upcoming Milestones for 2026

SIL204 Demonstrated Significant Tumor Inhibition in Positive Pre Clinical Studies with Activity
Across Pancreatic, Colorectal, and Lung Cancer Models

Company’s Platform Seeks to Address an Estimated $30+ Billion Global KRAS-Driven Cancer
Market with Pan-KRAS Therapeutic Platform

Initiation of Phase 2/3 Clinical Trial in LAPC Planned for H1 2026 Following Positive Regulatory
Feedback and Successful Toxicology Studies

Grand Cayman, Cayman Islands, January 6, 2026 (GLOBE NEWSWIRE) -- Silexion Therapeutics Corp (NASDAQ: SLXN), a clinical-stage biotechnology company pioneering RNA interference (RNAi) therapies for KRAS-driven cancers, today released a letter to shareholders from Chairman and Chief Executive Officer, Mr. Ilan Hadar. The letter outlines the Company’s major progress in 2025, including positive preclinical data demonstrating significant inhibition in human KRAS-mutated cancer cell line models, successful completion of regulatory toxicology studies, positive feedback from Germany’s Federal Institute for Drugs and Medical Devices (BfArM) on Phase 2/3 trial design, and strategic manufacturing and clinical development collaborations positioning SIL204 for its planned human clinical trial initiation in 2026. In parallel, the letter outlines the vision ahead for 2026 and significant expected near-term milestones.

Dear Shareholders,

2025 was a transformational year for Silexion Therapeutics. We positioned our lead asset, SIL204, to enter human clinical trials in the first half of 2026, bringing us significantly closer to delivering breakthrough treatments for some of the most aggressive and difficult-to-treat cancers.

The oncology landscape is evolving rapidly. While the industry has made important strides in targeted cancer therapy over the past decade, KRAS mutations, present in approximately 90% of pancreatic cancers, 45% of colorectal cancers, and approximately 30–35% of lung adenocarcinomas—have remained among the most challenging targets in oncology. According to industry estimates, the KRAS inhibitor market is projected to reach approximately $10 billion by 20321, yet the only KRAS-targeted therapies currently approved are mutation-specific, addressing a limited subset of KRAS alterations, and the majority of KRAS-driven cancers still lack effective targeted treatment options. I believe Silexion is nearing an important inflection point. As the limitations of small molecule KRAS inhibitors become increasingly apparent  -restricted mutation coverage, drug resistance, and limited efficacy in certain tumor types, the industry is beginning to recognize the potential of RNAi-based approaches that silence oncogenes at the genetic level before cancer-driving proteins are expressed. I see SIL204 as a reflection of this next generation of cancer therapy, targeting KRAS at the genetic level and preventing the production of the mutated proteins that drive cancer growth from the outset.

We believe the long-term broader addressable market for our solution may exceed $30 billion annually when considering pancreatic, colorectal, and lung cancer treatment globally.2 More importantly, over 80% of pancreatic cancer mortality is attributed to metastatic disease, a challenge that existing therapies have not adequately addressed. Our approach is designed specifically to target this unmet need.

1 https://www.biospace.com/how-upcoming-kras-inhibitors-are-expected-to-shape-the-future-oncology-market-landscape

Significant Scientific Progress in 2025

Throughout 2025, we generated compelling preclinical evidence demonstrating SIL204’s exceptional potency and broad applicability. Our pre-clinical results showed significant inhibition of cancer cell growth in human cancer cell line models, which consistently exceeded 90% across multiple models. We validated activity against eight distinct KRAS mutations, including G12D, G12V, G12R, G12C, G13C, G12A, Q61H, and G13D.

Importantly, we demonstrated preclinical efficacy across five different cancer types, including pancreatic, colorectal, lung, gastric, and additional solid tumor models. In clinically relevant orthotopic pancreatic cancer models, SIL204 demonstrated significant reduction of both primary tumor growth and metastatic spread to secondary organs following systemic administration. We confirmed drug distribution to major metastatic sites, including liver, peritoneum, and lung, with measurable reductions in tumor burden at clinically relevant doses.

Beyond generating compelling scientific data, we executed systematically on operational requirements. We completed two-species toxicology studies confirming no systemic organ toxicity, received positive written Scientific Advice from Germany’s Federal Institute for Drugs and Medical Devices (BfArM) on our Phase 2/3 trial design, established strategic collaborations with Catalent for clinical manufacturing and AMS Advanced Medical Services as our contract research organization, and raised over $18 million in aggregate financing during 2025 while regaining full Nasdaq compliance.

2  (i) Pancratic Cancer Treatment Market; (ii) Colorectal Cancer Therapeutics Market; (iii) NSCLC Lunc Cancer Therapeutics Market

2026: Clinical Validation and Upcoming Value-Creating Milestones

As recently reported, we have completed our regulatory submissions in Israel to initiate our Phase 2/3 clinical trial of SIL204 in locally advanced pancreatic cancer (LAPC). We anticipate receiving a response during the first quarter of 2026, with clinical trial commencement planned for the first half of 2026.

Additional regulatory submissions to Germany are planned for the first quarter of 2026, with additional European Union submissions expected later in 2026 and a U.S. IND submission anticipated in the second half of 2026.Our innovative dual-route strategy combines intratumoral delivery for primary tumors with systemic administration for metastases, addressing both components of this deadly disease. The initial safety run-in will evaluate this approach in combination with standard chemotherapy in approximately 18 patients, assessing safety, tolerability, and preliminary efficacy signals. Following successful completion, we plan to expand into a second stage of the phase 2/3 clinical trial which would include a randomized study of approximately 166 patients.

We believe that the human data generated during the first stage of our clinical program in 2026 will be critical in demonstrating the potential of our approach and may serve as a foundation for future strategic collaborations and financing as we work to advance SIL204 toward a first-in-class and first-line therapy for pancreatic cancer.

As we advance into human trials in 2026, we remain focused on rigorous execution, scientific integrity, and our ultimate goal: delivering meaningful clinical benefit to patients with KRAS-driven cancers who currently have limited options. The progress we achieved in 2025 reflects the dedication of our team, the expertise of our partners, and the continued support of our shareholders.

Thank you for your trust in our mission.

Sincerely,

Ilan Hadar
Chairman and Chief Executive Officer
Silexion Therapeutics Corp

About Silexion Therapeutics

Silexion Therapeutics is a pioneering clinical stage, oncology-focused biotechnology company dedicated to the development of innovative treatments for unsatisfactorily treated solid tumor cancers which have the mutated KRAS oncogene, generally considered to be the most common oncogenic gene driver in human cancers. The Company conducted a Phase 2a clinical trial in its first-generation product which showed a positive trend in comparison to the control of chemotherapy alone. Silexion is committed to pushing the boundaries of therapeutic advancements in the field of oncology, and further developing its lead product candidate for locally advanced pancreatic cancer. For more information please visit: https://silexion.com

Notice Regarding Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of the federal securities laws. All statements other than statements of historical fact contained in this communication, including statements regarding the initiation, progress, and timing of regulatory submissions in Israel, Germany, the European Union, and the United States; the planned initiation and conduct of the Phase 2/3 clinical trial of SIL204 in the first half of 2026; the planned safety run-in and subsequent expansion of the clinical trial; the timing of additional regulatory submissions and approvals; and the potential therapeutic profile and clinical utility of SIL204 based on preclinical data, are forward-looking statements. These forward-looking statements are generally identified by terminology such as "may", "should", "could", "might", "plan", "possible", "project", "strive", "budget", "forecast", "expect", "intend", "will", "estimate", "anticipate", "believe", "predict", "potential" or "continue", or the negatives of these terms or variations of them or similar terminology. Forward-looking statements involve a number of risks, uncertainties, and assumptions, and actual results or events may differ materially from those projected or implied in those statements. Important factors that could cause such differences include, but are not limited to: (i) Silexion's ability to successfully complete preclinical studies, proceed with planned regulatory submissions, and initiate clinical trials; (ii) Silexion's strategy, future operations, financial position, projected costs, prospects, and plans; (iii) the impact of the regulatory environment and compliance complexities; (iv) expectations regarding future partnerships or other relationships with third parties; (v) Silexion's future capital requirements and sources and uses of cash, including its ability to obtain additional capital; (vi) Silexion's ability to maintain its Nasdaq listing; and (vii) other risks and uncertainties set forth in the documents filed by the Company with the SEC, including the Company's Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on March 18, 2025. Silexion cautions you against placing undue reliance on forward-looking statements, which reflect current beliefs and are based on information currently available as of the date a forward-looking statement is made. Forward-looking statements set forth herein speak only as of the date they are made. Silexion undertakes no obligation to revise forward-looking statements to reflect future events, changes in circumstances, or changes in beliefs, except as otherwise required by law.

Company Contact:

Silexion Therapeutics Corp
Ms. Mirit Horenshtein Hadar, CFO
mirit@silexion.com

Investor Contact:

Arx Investor Relations
North American Equities Desk
silexion@arxhq.com